Exhibit 10.27

AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT

FOR

SUZANNE SUMMERWILL

This Amended and Restated Agreement (“Agreement”) is made and entered into this 21st day of August 2007 by and between the IOWA STATE BANK & TRUST COMPANY (“Corporation”), an Iowa banking corporation organized and existing under the laws of the State of Iowa, and SUZANNE SUMMERWILL (“Executive”). This Amended and Restated Agreement supercedes the Supplemental Retirement Agreement dated January 1, 1998 (“Previous Agreement”). This Agreement is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA). This Agreement is further intended to bring the Previous Agreement into compliance with the provisions of §409A of the Internal Revenue Code, as amended, and all notices, rulings and regulations issued or applicable with respect to §409A. Except as specifically provided in Article Three, nothing in this Agreement shall be interpreted or construed to enhance an existing benefit or right under the Previous Agreement, or add a new benefit or right to the Previous Agreement. To the extent that any provision of this Agreement would constitute a “material modification” (within the meaning of §409A) of the Previous Agreement, such provision shall be deemed ineffective, and the remainder of the Plan shall be construed in such a manner that no existing benefit or right under the Previous Agreement is enhanced, and no new benefit or right is added to the Previous Agreement.

RECITALS:

1. The Executive has been in the employ of the Corporation since May 1984, and is now serving the Corporation as its Senior Vice President and Trust Officer, and will be accepting new responsibilities in the future.

2. It is the consensus of the Board of Directors that the Executive’s services to the Corporation in the past have been of exceptional merit and have constituted a valuable contribution to the general warfare of the Corporation, helping to bring it to its present status of operating efficiency, and its present position in its field of activity.

3. The experience of the Executive, her knowledge of affairs of the Corporation, and her reputation and contacts in the industry are so valuable that assurances of her continued services is essential for the future growth and profits of the Corporation and it is in the best interest of the Corporation to provide reasonable employment incentives to the Executive so as to reasonably assure her remaining in the Corporation’s employment until the age of 55, or such later date as mutually agreed upon.

4. It is the desire of the Corporation that the Executive’s services be retained as herein provided.

5. The Executive is willing to continue in the employ of the Corporation provided the Corporation agrees to pay to her or her beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE ONE

Definitions

1.1 “Supplemental Retirement Agreement” means the Previous Agreement with an effective date of January 1, 1998.

1.2 “Amended and Restated Supplemental Retirement Agreement” means this Agreement with an effective date of August 21st, 2007.

1.3 “Actuarial Equivalent Benefit” as provided for hereunder, means the actuarial equivalent of the Supplemental Retirement Benefit provided under paragraph 3.2, calculated on the basis of an interest rate of 7% per annum.

1.4 “Retirement” shall mean the termination of employment by the Executive on or attaining fifty-five (55) years of age.

1.5 “Disability” means a medically determinable physical or mental impairment of Executive which renders Executive unable to engage in any substantial gainful activity, and is expected to result in death, or expected to last for a continuous period of not less than twelve (12) months. Executive shall also be considered disabled if she is, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation. The disability of Executive shall be determined by a physician chosen by the Corporation.

ARTICLE TWO

2.1 Employment. The Corporation agrees to employ the Executive in such capacity as the Corporation may from time to time determine, and that such employment and its related duties, title, and compensation shall be commensurate with the duties, title, and compensation of the Executive as of the effective date of this Agreement. The Executive will continue in the employ of the Corporation in such capacity and with such duties and responsibilities as may be assigned to her, and with such compensation as may be determined from time to time by the Board of Directors of the Corporation. The supplemental retirement benefits provided by this Agreement are granted by the Corporation as an additional benefit and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. This Agreement shall not be deemed to constitute a contract of employment between the Corporation and the Executive providing employment for the Executive for any specific period of time. The Executive is an employee at will and her employment may be ended by the Corporation at any time, with or without cause. Similarly, the Executive may end her employment with the Corporation at any time, with or without cause.

ARTICLE THREE

3.1 Retirement. If the Executive shall continue in the employment of the Corporation until she attains the age of fifty-five (55), which date is June 12, 2009, she may retire from active daily employment as of the close of business on June 30, 2009, or upon such later date as may be mutually agreed to by the Executive and the Corporation.

3.2 Payment of Supplement Retirement Benefit. If the Executive voluntarily retires effective June 30, 2009, the Corporation agrees that it will pay to the Executive a Supplemental Retirement Benefit as follows: (i) the sum of Two Thousand Eighty-Three and 33/100 Dollars ($2,083.33) commencing on July 1, 2009, and a like sum on the first day of each month until a total of one hundred eighty (180) monthly payments have been made and thereafter (ii) the sum of One Thousand Two Hundred Fifty and no/100 Dollars ($1,250.00) on the first day of each month until a total of one hundred eighty (180) additional payments have been made. The Corporation and Executive acknowledge that the Supplemental Retirement Benefit under the Previous Agreement was $1250.00 per month for 180 months beginning on the first day of the month following the month in which the Executive reached age 65, and that the Supplemental Retirement Benefit provided in this Section 3.2 exceeds the Supplemental Retirement Benefit provided under the Previous Agreement. In accordance with Treas. Reg. 1.409A-6(a)(4), the Corporation and Executive acknowledge and agree that the additional Supplemental Retirement Benefit provided by this Agreement is specifically subject to Section 409A of the Code, but nothing herein shall be deemed to make any of the Supplemental Retirement Benefit provided under the Previous Agreement subject to Section 409A.

3.3 Reduction in Number of Payments. For each month Executive continues in the active daily employment of the Corporation beyond July 1, 2009, the number of monthly payments of the Supplemental Retirement Benefit due the Executive (or her spouse and/or children) shall be reduced by one payment for each full month of Executive’s employment with the Corporation after July 1, 2009. Payment of the Supplemental Retirement Benefit shall not commence until the first day of the month following the Executive’s retirement of the Corporation. Any reduction in the number of payments to the Executive under this Paragraph shall reduce the total number of payments to Executive under this Agreement, buy such payments shall commence in any event on the first day of the month following the Executive’s retirement. The number of payments under Paragraph 3.2(i) (one hundred eighty (180) at Two Thousand Eighty-Three and 33/100 Dollars ($2,083.33)) shall be reduced first and then the number of payments under Paragraph 3.2(ii) (one hundred eighty (180) at One Thousand Two Hundred Fifty and no/100 Dollars ($1,250.00)).

ARTICLE FOUR

4.1 Death Benefit. The Corporation agrees that if the Executive shall die after retirement but before receiving all three hundred sixty (360) monthly payments (or the reduced number of the benefits calculated under Paragraph 3.3.), it will continue to make such monthly payments in the dollar amounts and for the number of months established under paragraphs 3.2 and 3.3 above to the surviving spouse of the Executive, or in the event the Executive’s spouse is not living or dies prior to receipt of the payments under Paragraphs 3.1 and 3.3 above, but leaves surviving children under the age of thirty (30), then for the benefit of such surviving children of the Executive. Payments to the surviving spouse, or the surviving children of the Executive, shall continue for a period which shall terminate upon the earlier of (i) the date of the completion of payments of Supplemental Retirement Benefits due as provided by Article III, or (ii) the later of (a) the death of Executive’s surviving spouse, if surviving as of the date of the Executive’s death or (b) the date the youngest surviving child of the Executive reaches the age of thirty (30). If the Executive is not survived by a spouse or by surviving children under the age of thirty (30), then no death benefits will be paid under the terms of this Agreement.

4.2 Death Prior to Commencement of Benefits. If the Executive should die while actively employed by the Corporation at any time after the date of this Agreement, but prior to commencement of payment of Supplemental Retirement Benefits as provided by this Agreement, the Corporation will, except as provided in the last sentence of this Paragraph 4.2, pay Two Thousand Eighty-Three and 33/100 Dollars ($2,083.33) each month for one hundred eighty (180) months and then One Thousand Two Hundred Fifty and no/100 Dollars ($1,250,00) per month for an additional one hundred eighty (180) months to the surviving spouse of the Executive, or in the event the Executive leaves no surviving spouse, but leaves children of the Executive surviving who are under the age of thirty (30), for the benefit of the surviving children of the Executive. Such payments shall commence on July 1, 2009, or on the first day of the month following the Executive’s death, whichever is later, and continue for the lesser of (i) three hundred sixty (360) months or (ii) the lifetime of the surviving spouse, or in the event the spouse does not survive or fails to survive the term of payments under Article Three but leaves surviving children of the Executive, until such time as the youngest surviving child of the Executive reaches the age of thirty (30).

ARTICLE FIVE

5.1 Disqualification. All benefits payable under this Agreement to the Executive or her designated beneficiaries shall not be payable and shall be forfeited if any of the following occur:

(a) If the Executive shall die prior to receiving the first payment provided by this Agreement, and such death is the result of suicide, then and in such event, the death benefit provided by Article Four shall not be payable.

(b) If the Executive initiates legal action against the Corporation or any directors, officers, employees or representatives of the Corporation for any claim that arises on or before the date this Agreement is executed by the parties and that is base on the Executive’s employment with the Corporation, retirement from the Corporation or the terms of this Agreement, all benefits payable under this Agreement shall not be payable and shall be forfeited. The Executive shall reimburse the Corporation for any payments made to the Executive pursuant to this Agreement prior to the initiation of such legal action.

5.2 Involuntary Termination. The Executive is an employee at will and her employment may be ended by the Corporation at any time, with or without cause. If the Corporation terminates the Executive’s employment for “cause,” the Executive (and her spouse and/or children) shall not be entitled to any benefits under the terms of this Agreement. For purposes of this Agreement, “Cause” shall mean:

(a) conviction of a felony;

(b) conviction of any crime involving moral turpitude;

(c) material non-performance of job duties;

(d) material breach of the duty of loyalty to the Corporation;

(e) acts or omissions of the Executive not in good faith or which involve dishonesty, intentional misconduct, knowing violation of the law, or from which the Executive derives an improper personal benefit.

5.3 Termination by Executive. If the Executive terminates employment prior to July 1, 2009, for any reason, including but not limited to Disability, the Executive shall receive her benefit as defined in paragraphs 3.1 and 3.2 above, adjusted as follows:

5.4 Confidential Information and Nonsolicitation Covenants.

(a) Nondisclosure of Confidential Information. Executive shall not, without the written consent of the Corporation, during employment with the Corporation or thereafter, use for the benefit of Executive or others, or disclose to others, any Confidential Information obtained during the course of employment with the Corporation. “Confidential Information” shall include, but not be limited to, all the memoranda, notes, records, computer files, papers, documents materials, research data, marketing and sales information, personnel data, bank records, investment records, customer names and lists, customer financial information, customer personal information, fee schedules, commission schedules, margins, investment strategies, accounts, plans, financial data, forecasts, business practices, methods, processes, trade secrets and all other data and information relating to the Corporation’s business activities and customers that have not been published or disclosed to the general public and are either (i) in the possession of the Corporation or any of its employees, or (ii) were made or compiled by or made available to Executive during the course of Executive’s employment with the Corporation.

(b) Return of Confidential Information. Confidential Information is and shall be the property of the Corporation and, to the extent in possession of the Executive, shall be delivered to the Corporation immediately upon Executive’s cessation, for any reason, of employment, with the Corporation.

(c) Non-Competition Covenant. In addition to all other conditions for the receipt of the Supplemental Retirement Benefit pursuant to this Agreement, the Executive’s entitlement to any such Benefit shall be contingent upon the Executive, for a period of sixty (60) months after retirement or termination of employment for any reason (other than death) not providing services or assistance in any way, as an owner, officer, director, employee, consultant or otherwise, either directly or indirectly, to any financial institution that maintains one or more offices within a fifty (50) mile radius of Iowa City, Iowa, and offers any products or services competitive with the products or services of the Corporation, without the written consent of the Corporation. If the Executive breaches this covenant, all benefits that would otherwise be payable after the date of such breach, whether to the Executive or the Executive’s beneficiaries, shall be forfeited, and the Executive shall reimburse the Corporation for any prior payments made to the Executive pursuant to this Agreement.

ARTICLE SIX

6.1 Nonalienation of Benefits. Neither the Executive, her surviving spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive her surviving spouse or her beneficiaries, or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive, her surviving spouse or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefit hereunder, the Corporation will be under no obligation to honor such requests or attempts.

ARTICLE SEVEN

7.1 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the right and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or similar employee plans which the Corporation may now or hereafter have during the employment of the Executive.

ARTICLE EIGHT

8.1 General Funds; No Trust. Nothing contained in this Agreement, nor any action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Employee, her designated beneficiary or any other person. The Corporation reserves the absolute right, at its sole and absolute discretion, to invest funds for the purpose of payment benefits under this Agreement, provided that any funds invested under the provisions of this Agreement shall continue for all purposes to be part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Agreement have any interest in such funds. Should the Corporation select to fund this Agreement, in whole or in part, through the medium of life insurance, annuities or similar contracts, the Corporation shall be the owner and beneficiary of any such contracts. The Corporation reserves that absolute right, in its sole discretion, to terminate such life insurance, annuities or similar contracts, as well as any other funding program, at anytime, either in whole or in part. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation, including, but not by way of restriction, any insurance or annuity, contract or contracts, or the proceeds therefrom.

Any such contract, life insurance or annuity, shall not in any way be considered to be held in any trust for Employee, or as security for the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

If the Corporation purchases a life insurance, annuity or similar contract on the life of the Executive, she agrees to sign any papers that may be required for that purpose and to undergo any medical examination or test that may be necessary.

If the Executive is asked to submit information to an insurance company and if the Executive makes a misrepresentation in an application for any insurance that may be used by the Corporation to insure any or all of its obligations under this Agreement, and if as a result of that misrepresentation, the insurance company is not required to pay all or any part of the benefits provided under that insurance, the Executive shall forfeit all rights and benefits payable under this Agreement.

8.2 Unsecured Creditor. This Article shall not be construed as giving the Executive or her beneficiaries any greater rights than those of any other unsecured Creditor of the Corporation.

8.3 Payments to Children. Any payment to the children of the Executive under this Agreement shall be made equally among the then surviving children of the Executive provided at least one of Executive’s surviving children is under the age of thirty (30) years. Any payments to children of the Executive shall terminate when there are no surviving children of the Executive under thirty (30) years of age.

ARTICLE NINE

9.1 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent to the party by first class mail to:

For the Corporation:

Iowa State Bank & Trust Company

102 South Clinton Street

(P.O. Box 1700)

Iowa city, Iowa 52244

For the Executive:

Suzanne Summerwill

__________________

__________________

Each party shall have the right be written notice to change the place to which any notice may be addressed.

ARTICLE TEN

10.1 Claims Procedure. In the event that benefits under this Agreement are not paid to the Executives (or the surviving spouse or in the alternative, the surviving children of the Executive, designated as beneficiaries by the Executive under the provisions of this Agreement in the case of the Executive’s death), a claim by the person or persons who would be entitled to receive such benefit shall be made in writing to the president of the Corporation within sixty (60) days from the date payments are not made. If the claim is denied, in full or in part, the president shall provide a written notice within ninety (90) days after receipt of the claims setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information that may be required to be submitted to the Corporation to perfect the claim, and shall indicate the steps to be taken if a review of the denial is desired. A claim shall be deemed denied if the president does not take any action or give a denial notice within the aforesaid ninety (90) day period.

If a review is desired, the Executive (or the surviving spouse, or subsequently, the surviving children in the case of the Executive’s death), shall notify the president of the Corporation in writing within sixty (60) days after receipt of the notice stating the reasons for the denial. The Board of Directors of the Corporation shall then review the requests for review, supporting materials, and any other relevant documents and information, and provide a written decision within sixty (60) days after receipt of the request for review. This decision shall state the specific reason for the decision and shall include reference to specific provisions of this Agreement on which the decision is based.

ARTICLE ELEVEN

11.1 Governing Law. This Agreement shall be performed at least in part in Johnson County Iowa and construed in accordance with and governed by the laws of the State of Iowa.

11.2 Amendment; Termination. The Corporation reserves the right by action of its Board of Directors to amend this Agreement at any time or times. Any amendment which is necessary to bring this Agreement into conformity with applicable government laws or regulations may be made retroactively.

The Corporation has caused this Agreement to be duly executed and attested, with its corporate seal affixed, and the Executive has duly executed this Agreement, on the date and year first above written.

IOWA STATE BANK & TRUST COMPANY

By:

Title:

EXECUTIVE:

SUZANNE SUMMERVILLE

Attest:

By:
Secretary

NOMINATION OF BENEFICIARY

TO: Iowa State Bank & Trust Company (hereinafter referred to as the Corporation)

I, Suzanne Summerwill, in accordance with the rights granted me in the Supplemental Retirement Agreement between me and the Corporation dated _____________, do hereby nominate as beneficiary thereunder to received payments in the event of my death:

Beneficiary: ___________________________________

Relationship: Spouse

If my spouse does not survive me, my beneficiaries shall be my children.

This nomination cancels and supersedes any Nomination of Beneficiary heretofore made by me with respect to said Agreement and the right to received payments thereunder.

Suzanne Summerwill

(Date)

The Corporation hereby acknowledges receipt of the above Nomination of Beneficiary this ______ day of ________________, 2007.

CORPORATION:

Title